Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT
(To The Prospectus Dated June 11, 2008)

Effective January 5, 2009, Ministry Partners Investment Corporation has designated the LIBOR interest rate for three month obligations (the "3-month LIBOR rate") as the Variable Index for the Variable Series Notes. We designated the 3-month LIBOR rate to succeed the 90-day Commercial Paper rate because the Federal Reserve Board has been unable to regularly report a 90-day Commercial Paper rate because of continuing disruption and disfunction of the financial commercial paper market. We designated the 3-month LIBOR rate as the successor Variable Index pursuant to our right to do so under the Indenture. We chose the 3-month LIBOR rate as the best successor index because of its historical very close correlation to the 90-day Commercial Paper rate. All other terms of the Variable Series Notes remain unchanged.

We have relocated our offices to 915 West Imperial Highway, Suite 120, Brea, California, 92821. Our address was formerly 955 Imperial Highway. Also, we no longer have a P.O. Box.

The date of this Prospectus Supplement is January 5, 2009.